BROAD AND CASSEL                                                7777 GLADES ROAD
----------------                                                       SUITE 300
ATTORNEYS AT LAW                                       BOCA RATON, FLORIDA 33434
                                                         TELEPHONE: 561.483.7000
                                                         FACSIMILE: 561.483.7321
                                                          www.broadandcassel.com

                                November 30, 2004

21st Century Holding Company
3661 West Oakland Park Boulevard
Suite 300
Lauderdale Lakes, Florida 33311

         Re:      21st Century Holding Company (the "Company")
                  Amendment No. 1 to Registration Statement on Form S-3 File No. 120157

Ladies and Gentlemen:

      We have acted as counsel to the Company with respect to the preparation and filing with the U.S. Securities and Exchange Commission of Amendment No. 1 to the Registration Statement on Form S-3 (as amended, the "Form S-3"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"). You have requested our opinion with respect to the 1,019,608 redeemable warrants (the "Warrants") that may be offered for resale by certain selling Warrant holders named in the Form S-3 and the 1,088,808 shares (the "Shares") of the Company's common stock, par value $.01 per share, that will be issued by the Company upon exercise of the Warrants and that have been issued by the Company in payment of the principal and interest due on the Company's 6% Senior Subordinated Notes due July 31, 2006 (the "Notes"), all as set forth in the Form S-3.

      As counsel to the Company, we have examined the original or certified copies of such records of the Company and of such agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents as we may deem relevant and necessary for the opinions expressed in this opinion letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinion, we have relied upon statements or certificates of officials and representatives of the Company and others.

21ST Century Holding Company
November 30, 2004
Page 2

      Based on, and subject to the foregoing, we are of the opinion that (i) the Warrants have been legally issued and are fully paid and non-assessable, (ii) the Shares to be issued upon exercise of the Warrants will, when issued in accordance with the terms of the Warrants, be legally issued, fully paid and non-assessable, and (iii) the Shares issued pursuant to the terms of the Notes have been legally issued and are fully paid and nonassessable.

      The opinion expressed herein is based on Florida law, including the statutes and constitution of the State of Florida as in existence on the date hereof and the reported judicial decisions interpreting such statutes and constitution.

      In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

      We hereby consent to the filing of this opinion letter as an exhibit to the Form S-3. We also consent to the use of our name under the caption "Legal Matters" in the prospectus constituting part of the Form S-3. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

                                        Very truly yours,


                                        /s/ Broad and Cassel


                                        BROAD AND CASSEL